Exhibit 23.3

18012 Sky Park Circle, Suite 200

Irvine, California 92614

tel 949-852-1600

fax 949-852-1606

www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated March 17, 2026, relating to the consolidated financial statements of Phoenix Energy One, LLC and its Subsidiaries as of December 31, 2025 and 2024 and for each of the three years ended December 31, 2025, in Phoenix Energy One, LLC’s Registration Statement on Form S-1 (Registration No. 333-282862), including the related prospectus, and to the reference therein to our firm as “Experts.”

/s/ Ramirez Jimenez International CPAs

Irvine, California

March 17, 2026